FORM 3                                                 OMB APPROVAL
                                                  OMB NUMBER  3235-0104
                                                  EXPIRES: September 30, 1998
                                                  Estimated Average burden
                                                  hours per response.....0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                        INITIAL STATEMENT OF BENEFICIAL
                            OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company act of 1940

1.   Name and Address of Reporting Person
     Michael Chen
     China Securities Investment Trust Corporation
     99 Tunhwa South Road, Section 2
     Taipei, Taiwan
     R.O.C.

2.   Date of Event Requiring Statement (Month/Day/Year)
     April 14, 1998

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     The Taiwan Fund, Inc.  (NYSE: TWN)

5.   Relationship of Reporting Person to Issuer (Check all applicable)
      X    Director                             __ 10% Owner
     ___
     ___   Officer (give title below)           __ Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)
     Not applicable
___________________________________________________________________________

TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.   Title of Security (Instr. 4)
     Common Stock, par value $0.01 per share

2.   Amount of Securities Beneficially Owned (Instr. 4)
     None

3.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)
     Not applicable

4.   Nature of Indirect Beneficial Ownership (Instr. 5)
     Not applicable
___________________________________________________________________________
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___________________________________________________________________________
TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.   Title of Derivative Security (Instr. 4)
     Not applicable

2.   Date Exercisable and Expiration Date (Month/Day/Year)
     Not applicable

3. Title and Amount of Securities Underlying Derivative Security (Instr.4) Not applicable

4.   Conversion or Exercise Price of Derivative Security
     Not applicable

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)
     Not applicable

6.   Nature of Indirect Beneficial Ownership (Instr. 5)
     Not applicable
___________________________________________________________________________

Explanation of Responses:
     Not applicable

***  Signature of Reporting Persons

Dated: April 22, 1998

                         MICHAEL CHEN


                         /S/ MICHAEL CHEN
                         _________________


*** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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